Exhibit 4.6



                          FIRST SUPPLEMENTAL INDENTURE



                         Dated as of November 22, 2005



                                    Between



                               THE STANLEY WORKS


                                      and



                      HSBC BANK USA, NATIONAL ASSOCIATION,
                                    Trustee

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                               TABLE OF CONTENTS


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                                   ARTICLE I

                                  DEFINITIONS

Section 1.1       Definition of Terms....................................................................2
Section 1.2       Interpretation........................................................................15


                                   ARTICLE II

                   GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.1       Designation and Principal Amount......................................................16
Section 2.2       Maturity..............................................................................16
Section 2.3       Form and Payment......................................................................16
Section 2.4       Global Debt Security..................................................................16
Section 2.5       Interest..............................................................................17


                                  ARTICLE III

                            REDEMPTION OF THE NOTES

Section 3.1       Optional Redemption...................................................................20
Section 3.2       Special Event Redemption..............................................................20
Section 3.3       Certain Redemption Procedures.........................................................21
Section 3.4       No Sinking Fund.......................................................................21


                                   ARTICLE IV

                  OPTIONAL AND MANDATORY DEFERRAL OF INTEREST

Section 4.1       Optional Interest Deferral............................................................22
Section 4.2       Mandatory Interest Deferral...........................................................22
Section 4.3       Notice of Deferrals...................................................................23


                                   ARTICLE V

                               CERTAIN COVENANTS

Section 5.1       Limitation on Payment of Current Interest when Deferred Interest is Outstanding.......25


                                      -i-

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Section 5.2       Limitation on Source of Payment of Deferred Interest..................................25
Section 5.3       Covenants not to be Construed to Limit Claims.........................................25
Section 5.4       Obligation to Effect Certain Common Stock Sales.......................................25
Section 5.5       Application of Payments to Deferred Interest..........................................26
Section 5.6       Payment of Expenses...................................................................26
Section 5.7       Payment upon Resignation or Removal...................................................27
Section 5.8       Certain Amendments, Modifications and Waivers.........................................27


                                   ARTICLE VI

                                 SUBORDINATION

Section 6.1       Agreement to Subordinate..............................................................28
Section 6.2       Default on Senior Indebtedness........................................................28
Section 6.3       Liquidation; Dissolution; Bankruptcy..................................................28
Section 6.4       Subrogation...........................................................................30
Section 6.5       Trustee to Effectuate Subordination...................................................31
Section 6.6       Notice by the Company.................................................................31
Section 6.7       Rights of the Trustee; Holders of Senior Indebtedness.................................32
Section 6.8       Subordination May Not Be Impaired.....................................................32
Section 6.9       No Right to Rely on Other Covenants...................................................33


                                  ARTICLE VII

                                  FORM OF NOTE

Section 7.1       Form of Debt Security.................................................................34


                                  ARTICLE VIII

                            ORIGINAL ISSUE OF NOTES

Section 8.1       Original Issue of Debt Securities.....................................................43


                                 ARTICLE IX 44

Section 9.1       Limitation on Claim for Certain Deferred Interest in Bankruptcy.......................44


                                   ARTICLE X

               APPLICABILITY OF DEFEASANCE AND COVENANT DEFESANCE

Section 10.1      Applicability of Defeasance and Covenant Defeasance...................................45


                                      -ii-
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                                   ARTICLE XI

                                 MISCELLANEOUS

Section 11.1      Ratification of Indenture.............................................................46
Section 11.2      Trustee Not Responsible for Recitals..................................................46
Section 11.3      Governing Law.........................................................................46
Section 11.4      Separability..........................................................................46
Section 11.5      Counterparts..........................................................................46

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                                     -iii-

          THIS FIRST SUPPLEMENTAL INDENTURE, dated as of November 22, 2005 (this "Supplemental Indenture"), is between The Stanley Works, a Connecticut corporation (the "Company"), and HSBC Bank USA, National Association, not in its individual capacity but solely as trustee (the "Trustee") under the Indenture, dated as of November 22, 2005, between the Company and the Trustee (the "Indenture").

                              W I T N E S S E T H:

          WHEREAS, the Company executed and delivered the Indenture to the Trustee to provide for the future issuance of the Company's unsecured junior subordinated debt securities, to be issued from time to time in one or more series as might be determined by the Company under the Indenture, in an unlimited aggregate principal amount which may be authenticated and delivered as provided in the Indenture;

          WHEREAS, pursuant to the terms of the Indenture, the Company desires to provide for the establishment of a new series of its Debt Securities under the Indenture to be known as its 5.902% Fixed Rate/Floating Rate Junior Subordinated Debt Securities due 2045 (the "Debt Securities"), the form and substance of such Debt Securities and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Supplemental Indenture;

          WHEREAS, The Stanley Works Capital Trust I, a Delaware statutory trust (the "Trust"), has offered to the public $450,000,000 aggregate stated liquidation amount of its 5.902% Fixed Rate/Floating Rate Enhanced Trust Preferred Securities (the "Preferred Securities") and has offered to the Company $100,000 aggregate stated liquidation amount of its trust common securities (the "Common Securities"), such Preferred Securities and Common Securities representing undivided beneficial interests in the assets of the Trust, and proposes to invest the proceeds from such offerings in $450,100,000 aggregate principal amount of the Debt Securities; and

          WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture, and all requirements necessary to make this Supplemental Indenture a valid instrument, in accordance with its terms, and to make the Debt Securities, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

          NOW, THEREFORE, in consideration of the purchase and acceptance of the Debt Securities by the holders thereof, and for the purpose of setting forth, as provided in the Indenture, the form and substance of the Debt Securities and the terms, provisions and conditions thereof, the Company covenants and agrees with the Trustee as follows:

                                   ARTICLE I

                                  DEFINITIONS

          Section 1.1 Definition of Terms. Unless the context otherwise requires:

          (a) a term defined in the Indenture has the same meaning when used in this Supplemental Indenture,

          (b) a term defined anywhere in this Supplemental Indenture has the same meaning throughout and

          (c) the following terms have the meanings given to them in the
Declaration: (i) Clearing Agency; (ii) Delaware Trustee; (iii) Distributions;
(iv) Property Trustee; and (v) Administrative Trustees.

          (d) the following terms have the meanings given to them in the Registration Rights Agreement: (i) Registration Default; (ii) Registration Default Damages; (iii) Registered Exchange Offer; and (iv) Shelf Registration Statement.

          (e) All financial terms used in this Supplemental Indenture will be determined in accordance with GAAP as applied to and reflected in the Company's consolidated financial statements as of the relevant dates or for the relevant periods, except as expressly provided in the definitions of the terms set forth herein.

          In addition, the following terms have the following respective meanings:

          "Additional Interest" shall have the meaning set forth in Section 2.5(f).

          "Bloomberg" means Bloomberg Financial Markets Commodities News, and its successors.

          "Business Day" means a day other than (i) a Saturday or Sunday; or
(ii) a day on which banks in Wilmington, Delaware or New York, New York are authorized or obligated by law or executive order to remain closed.

          "Calculation Agent" means HSBC Bank USA, National Association, or any other unaffiliated firm appointed by the Company, acting as Calculation Agent hereunder.

          "Common Securities" shall have the meaning set forth in the recitals of this Supplemental Indenture.

          "Company" shall have the meaning set forth in the preamble of this Supplemental Indenture.

          "Comparable Treasury Issue" means with respect to any redemption date, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the Remaining Life of Fixed Rate Period that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of Fixed Rate Period. If no United States Treasury security has a maturity which is within a period from three months before to three months after December 1, 2010, the two most closely corresponding United States Treasury securities will be used as the Comparable Treasury Issue, and the Treasury Rate will be interpolated or extrapolated on a straight-line basis, rounding to the nearest month using such securities.

          "Comparable Treasury Price" means with respect to any redemption date, (i) the average of five Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and the lowest Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than five Reference Treasury Dealer Quotations, the average of all such quotations.

          "Compounded Interest" shall mean Fixed Rate Compounded Interest and Floating Rate Compounded Interest.

          "Debt Securities" shall have the meaning set forth in the recitals of this Supplemental Indenture.

          "Declaration" means the Amended and Restated Declaration of Trust of The Stanley Works Capital Trust I, a Delaware statutory trust, dated as of November 22, 2005.

          "Deferred Interest" shall mean Mandatory Deferred Interest and Optional Deferred Interest.

          "Depositary", with respect to the Debt Securities, means The Depository Trust Company or any successor clearing agency for the Preferred Securities.

          "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (10 years) with respect to which the 10-year Treasury CMT will be calculated.

          "Dissolution Event" means that, by election of the Company, the Trust is to be dissolved in accordance with the Declaration, and the Debt Securities held by the Property Trustee are to be distributed to the holders of the Trust Securities issued by the Trust pro rata in accordance with the Declaration.

          "Fifth Deferral Anniversary" has the meaning provided in Section
5.4(a).

          "First Mandatory Deferral Anniversary" has the meaning provided in
Section 5.4(a).

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          "Fixed Rate" has the meaning provided in Section 2.5(a).

          "Fixed Rate Compounded Interest" has the meaning set forth in Section 2.5(g).

          "Fixed Rate Period" means, for any Debt Security, the period commencing on the later of (i) November 22, 2005 and (ii) the initial date of issuance of such Debt Security, to, but excluding, December 1, 2010.

          "Floating Rate" has the meaning provided in Section 2.5(a).

          "Floating Rate Compounded Interest" has the meaning set forth in
Section 2.5(g).

          "Floating Rate Period" means the period commencing December 1, 2010.

          "Foregone Deferred Interest" has the meaning provided in Section 9.1 hereof.

          "GAAP" means, at any date or for any period, U.S. generally accepted accounting principles, as in effect on such date or for such period.

          "Indenture" shall have the meaning set forth in the preamble of this Supplemental Indenture.

          "Interest Accrual Period" means a Quarterly Interest Accrual Period or a Semi-Annual Interest Accrual Period.

          "Interest Payment Date" shall mean a Quarterly Interest Payment Date during the Floating Rate Period and a Semi-Annual Interest Payment Date during the Fixed Rate Period.

          "Investment Company" means an investment company as defined in the Investment Company Act.

          "Investment Company Act" means the Investment Company Act of 1940, as amended from time to time, or any successor legislation.

          "Investment Company Event" means that the Company and the Trust shall have received an opinion of counsel experienced in practice under the Investment Company Act to the effect that, as a result of the occurrence of an amendment to, or change (including any announced proposed change) in, the laws or regulations of the United States or any political subdivision thereof or therein or any other governmental agency or regulatory authority (a "Change in 1940 Act Law"), there is more than an insubstantial risk that the Trust is or will be considered an Investment Company which is required to be registered under the Investment Company Act, which Change in 1940 Act Law becomes effective on or after November 15, 2005.

          "London Banking Day" means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England.

          "Make Whole Redemption Price" has the meaning provided in Section 3.1(i).

          "Mandatory Deferral" has the meaning provided in Section 4.2.

          "Mandatory Deferral Period" has the meaning provided in Section 4.2.

          A "Mandatory Deferral Trigger Event" shall have occurred on a Trigger Determination Date if, on such Trigger Determination Date:

          (i) the Company's Retained Cash Flow to Total Debt Ratio was less than 15% as of the end of its most recently completed fiscal quarter for which the Company has publicly reported its financial statements under the Exchange Act; or

          (ii) the Company's Retained Cash Flow to Total Debt Ratio was less than 20%, (x) as of the end of its fiscal quarter that is three quarters before the most recently completed fiscal quarter for which the Company has publicly reported its financial statements under the Exchange Act, and (y) as of the end of its most recently completed fiscal quarter for which the Company has publicly reported its financial statements under the Exchange Act.

          For purposes of calculating the Company's Retained Cash Flow to Total Debt Ratio as of any Trigger Determination Date subsequent to a Trigger Determination Date on which a Mandatory Deferral Trigger Event has occurred and with respect to which Mandatory Deferral of interest on the Debt Securities has occurred and is continuing (but not in other circumstances), pro forma effect will be given to (i) the intended payment of interest on the Debt Securities on the first Interest Payment Date to occur after such Trigger Determination Date, but only to the extent that such payment is attributable to interest initially accruing during the Semi-Annual Interest Accrual Period or Quarterly Interest Accrual Period corresponding to such Interest Payment Date, and (ii) the payment of any dividends reasonably expected to be paid by the Company on its capital stock during the fiscal quarter immediately succeeding the fiscal quarter during which such Interest Payment Date occurs. For the avoidance of doubt, the pro forma additions of interest and dividend payments pursuant to this paragraph are intended to add a single interest payment in respect of a Semi-Annual Interest Accrual Period or Quarterly Interest Accrual Period, as applicable, and a single quarterly dividend payment over the course of the twelve-month measuring periods tested for purposes of the calculations made under this definition.

          "Mandatory Deferred Interest" has the meaning provided in Section
4.2.

          "Market Disruption Event" means the occurrence or existence of any of the following events or circumstances:

              (i) the Company would be required to obtain the consent or approval of its shareholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue such shares of its common stock and such consent or approval has not yet been obtained notwithstanding the Company's commercially reasonable efforts to obtain the required consent or approval;

              (ii) trading in securities generally on the New York Stock Exchange, the American Stock Exchange, the Nasdaq stock market or any other national securities, futures or options exchange or in the over-the-counter market or trading in any securities of the Company (or any options or futures contract relating to securities of the Company) on any exchange or in the over-the-counter market shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the Commission, by the relevant exchange or any other regulatory body or governmental authority having jurisdiction;

              (iii) the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other substantial, national or international calamity or crisis such that trading in securities generally or trading in any securities of the Company has been disrupted or suspended;

              (iv) an event occurs and is continuing as a result of which the offering document for such offer and sale of securities would, in the judgment of the Company, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (1) the disclosure of that event at such time, in the judgment of the Company, would have a material adverse effect on the Company's business or (2) the disclosure relates to a previously undisclosed proposed or pending material development or business transaction, and the Company has a bona fide business reason for keeping the same confidential or the disclosure of which would impede the Company's ability to consummate such transaction, provided that no single suspension period contemplated by this paragraph
                    (iv) may exceed 90 consecutive days and multiple suspension periods contemplated by this paragraph (iv) may not exceed an aggregate of 180 days in any 360-day period;

              (v) the Company reasonably believes that the offering document for such offer and sale of securities would not be in compliance with a rule or regulation of the Commission (for reasons other than those referred to in paragraph (iv) above) and the Company is unable to comply with such rule or regulation or such compliance is impracticable, provided that no single suspension contemplated by this paragraph
                    (v) may exceed 90 consecutive days and multiple suspension periods contemplated by this paragraph (v) may not exceed an aggregate of 180 days in any 360-day period;

              (vi) general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States, shall be such as to make it, in the judgment of the Company, impracticable to proceed with the offer and sale of the stock;

              (vii) a material disruption shall have occurred in commercial banking or securities settlement or clearing services in the United States; or

             (viii) a banking moratorium shall have been declared by federal or state authorities of the United States.

          "Maturity Date" means the date on which the Debt Securities mature and on which the principal shall be due and payable together with all accrued and unpaid interest thereon including Compounded Interest, Additional Interest, Registration Default Damages and Gross-Up Payments, if any.

          "MoneyLine Telerate Page" means the display on Moneyline Telerate, Inc., or any successor service, on the page or pages specified in this Supplemental Indenture or any replacement page or pages on that service.

          "New Common Equity Amount" means, at any date, (i) the net cash proceeds (after underwriters' or placement agents' fees, commissions or discounts and other expenses relating to the issuances), and (ii) the fair market value of property, other than cash, received by the Company from the issuance or sale of shares of the Company's common stock, including treasury shares, during the period commencing on the 90th day prior to such date if, in the event that such sale of common stock occurred after the Company's notice of an Optional Deferral or occurrence of a Mandatory Deferral Trigger Event, the Board of Directors had, prior to the time of such sale, designated the proceeds of such sale as available for the payment of deferred interest on the Debt Securities.

          "Non Book-Entry Preferred Securities" shall have the meaning set forth in Section 2.4(b).

          "Optional Deferral" has the meaning provided in Section 4.1.

          "Optional Deferral Period" has the meaning provided in Section 4.1.

          "Optional Deferred Interest" has the meaning provided in Section 4.1.

          "Optional Redemption Price" shall have the meaning set forth in
Section 3.1.

          "Pari Debt Securities" means (i) any indebtedness of the Company, the terms of which (x) permit deferral of interest for a period that is equal to or exceeds ten years before the holders thereof may require the acceleration of such indebtedness on account of such interest deferral, (y) limit the source of funds for payment of deferred interest (other than in the event of repayment at maturity or earlier redemption or acceleration) by reference to the proceeds of equity sales and issuances and (z) provide that it ranks equally with the Debt Securities; and (ii) guarantees by the Company of (x) such indebtedness described in clause (i) and (y) guarantees of securities similar to the Trust Securities of financing vehicles similar to the Trust to which such indebtedness described in clause (i) has been issued.

          "Preferred Securities" shall have the meaning set forth in the recitals of this Supplemental Indenture.

          "Preferred Security Certificate" means a certificate representing a Preferred Security substantially in the form of Exhibit C to the Declaration.

          "Purchase Agreement" means the Purchase Agreement, dated November 15, 2005, among the Company, the Trust and the Initial Purchasers of the Preferred Securities therein named.

          "Quarterly Interest Accrual Period" means each period commencing on a Quarterly Interest Payment Date and continuing to but not including the next succeeding Quarterly Interest Payment Date (except that the first Quarterly Interest Accrual Period will commence on December 1, 2010).

          "Quarterly Interest Payment Date" means each March 1, June 1, September 1 and December 1 during the Floating Rate Period, commencing March 1, 2010; provided that if any such day is not Business Day, then the Quarterly Interest Payment Date shall be the immediately succeeding Business Day.

          "Quarterly Interest Rate Determination Date" means the second London Banking Day immediately preceding the first day of the relevant Quarterly Interest Accrual Period in the Floating Rate Period.

          "Quotation Agent" means Citigroup Global Markets Inc. and its successors; provided, however, that if the foregoing is no longer a primary United States

Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company will substitute another Primary Treasury Dealer in its place.

          "Reference Treasury Dealer" means the Quotation Agent and any other Primary Treasury Dealer selected by the Quotation Agent after consultation with the Company.

          "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by a Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding the redemption date.

          "Registration Rights Agreement" means the Registration Rights Agreement, dated as of November 22, 2005, among the Company, the Trust and the Initial Purchasers of the Preferred Securities parties thereto.

          "Remaining Life of Fixed Rate Period" means the period of time from the redemption date to December 1, 2010.

          "Retained Cash Flow" means net cash provided by operating activities, excluding changes in current accounts and current notes receivable, inventory and trade accounts payable, minus (i) cash dividends on common stock, if any, and (ii) cash dividends on preferred stock, if any; provided, however, that if because of a change in GAAP that results in a cumulative effect of a change in accounting principle applicable to the Company's financial reporting or a restatement of the Company's historical financial statements, the Company's Retained Cash Flow is higher or lower than it would have been absent such change, then, commencing with the fiscal quarter for which such changes in GAAP become effective, Retained Cash Flow will be calculated on a pro forma basis as if such change had not occurred.

          "Retained Cash Flow to Total Debt Ratio" means, for any reference fiscal quarter, a fraction expressed as a percentage, the numerator of which is the Company's Retained Cash Flow for the four most recently completed fiscal quarters ending with such reference fiscal quarter, and the denominator of which is the Company's Total Debt as at the end of such reference fiscal quarter.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Semi-Annual Interest Accrual Period" means each period commencing on a Semi-Annual Interest Payment Date and continuing to but not including the next succeeding Semi-Annual Interest Payment Date (except that the first Semi-Annual Interest Accrual Period will begin on November 22, 2005 and the final Semi-Annual Interest Accrual Period will end on December 1, 2010).

          "Semi-Annual Interest Payment Date" means each June 1 and December 1 during the Fixed Rate Period, commencing June 1, 2006; provided that if any such day is not Business Day, then the Semi-Annual Interest Payment Date shall be the immediately succeeding Business Day.

          "Senior Indebtedness" means any payment in respect of (i) indebtedness of the Company for money borrowed; (ii) indebtedness of the Company evidenced by securities, bonds, notes or debentures, including junior subordinated debt securities, issued under indentures or other similar instruments other than the Indenture; (iii) all capital lease obligations of the Company; (iv) all obligations of the Company issued or assumed as the deferred purchase price of property, all of the Company's conditional sale obligations and the Company's obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (v) all of the obligations of the Company for reimbursement with respect to any letter of credit, banker's acceptance, security purchase facility or similar credit transaction; (vi) all obligations of the type referred to in clauses (i) through (v) of other persons the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and
(vii) all obligations of the type referred to in clauses (i) through (vi) of another person secured by any lien on any property or assets of the Company (whether or not that obligation has been assumed by the Company); provided, however, that Senior Indebtedness shall not include: (i) Pari Debt Securities;
(ii) any such indebtedness in the form of trade accounts payable; and (iii) any such indebtedness of the Company to any of its Subsidiaries.

          "Special Event" means an Investment Company Event or a Tax Event.

          "Special Redemption Price" shall have the meaning set forth in
Section 3.2.

          "Supplemental Indenture" has the meaning provided in the preamble hereto.

          "Tax Event" means that the Company and the Trust shall have received an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of (a) any amendment to, or change (including any announced proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or (b) any interpretation or application of, or pronouncement with respect to, such laws or regulations by any legislative body, court, governmental or administrative agency or body, or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory or administrative determination), which amendment or change is effective, or which interpretation, application or pronouncement is issued or announced, on or after November 15, 2005, there is more than an insubstantial risk that (i) the Trust is or will be subject to United States federal income tax with respect to income or gain received, accrued or realized on or with respect to the

Debt Securities, (ii) interest payable to the Trust by the Company on the Debt Securities is not, or will not be, deductible by the Company (or by a member of the Company's "affiliated group," within the meaning of section 1504 of the Internal Revenue Code of 1986, as amended, that files a consolidated federal income tax return with the Company), in whole or in part, for United States federal income tax purposes, or (iii) the Trust is or will be subject to more than a de minimis amount of other taxes, duties or other governmental charges.

          "Telerate Page 3750" means the display designated on page 3750 on MoneyLine Telerate Page (or such other page as may replace the 3750 page on the service or such other service as may be nominated by the British Bankers' Association (or any successor service) for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

          "Telerate Page 7051" means the display on MoneyLine Telerate Page (or any successor service), on such page (or any other page as may replace such page on that service), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519).

          "10-year Treasury CMT" means the rate determined in accordance with the following provisions:

          (1) With respect to any Quarterly Interest Rate Determination Date and the Quarterly Interest Accrual Period that begins immediately thereafter, the 10-year Treasury CMT means the rate per annum for deposits for a 10-year period commencing on the Quarterly Interest Rate Determination Date (displayed on the Bloomberg interest rate page currently found on page "H15T10Y Index") most nearly corresponding to Telerate Page 7051 containing the caption "Daily Treasury Constant Maturities from STAT USA", and the column for the Designated CMT Maturity Index and the row for the relevant Quarterly Interest Rate Determination Date.

          (2) If such rate is no longer displayed on the page described in (1) above, or is not so displayed by 3:00 P.M., New York City time, on the applicable Quarterly Interest Rate Determination Date, then the 10-year Treasury CMT for such Quarterly Interest Rate Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as is published in H.15(519).

          (3) If such rate is no longer displayed on the page described in (2) above, or if not published by 3:00 P.M., New York City time, on the applicable Quarterly Interest Rate Determination Date, then the 10-year Treasury CMT for such Quarterly Interest Rate Determination Date will be such constant maturity treasury rate for the Designated CMT Maturity Index (or other United States

               Treasury rate for the Designated CMT Maturity Index) for the applicable Quarterly Interest Rate Determination Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Bloomberg interest rate page most nearly corresponding to Telerate Page 7051 and published in H.15(519).

          (4) If the information described in (3) above is not provided by 3:00 P.M., New York City time, on the applicable Quarterly Interest Rate Determination Date, then the 10-year Treasury CMT for such Quarterly Interest Rate Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on such Quarterly Interest Rate Determination Date reported, according to their written records, by three leading primary United States government securities dealers in New York City (each, a "Reference Dealer") selected by the Calculation Agent after consultation with the Company (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Debt Securities") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year.

          (5) If the Calculation Agent is unable to obtain three such Treasury Debt Securities quotations as described in (4) above, the 10-year Treasury CMT for the applicable Quarterly Interest Rate Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offered rates as of approximately 3:30
               P.M., New York City time, on the applicable Quarterly Interest Rate Determination Date of three Reference Dealers in New York, New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Debt Securities with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million.

          (6) If three or four (and not five) of such Reference Dealers are quoting as set forth above, then the 10-year Treasury CMT will be based on the arithmetic mean of the offered rates obtained and neither the highest nor lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as set forth above, the 10-year Treasury CMT with respect to the applicable Quarterly Interest Rate Determination Date will remain the 10-year Treasury CMT for the immediately preceding Quarterly Interest Accrual Period. If two Treasury Debt Securities with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, then the quotes for the Treasury Debt Securities with the shorter remaining term to maturity will be used.

          "30-year Treasury CMT" has the meaning specified under the definition of 10-year Treasury CMT, except that (i) each reference to "10-year" in the definition of the "10-year Treasury CMT" will be "30-year" for the purposes of the "30-year Treasury CMT", (ii) the Designated CMT Maturity Index for the 30-year Treasury CMT shall be 30 years, and (iii) the parenthetical phrase in clause (1) of such definition shall be replaced with "(the sum of the rate displayed on the Bloomberg interest rate page currently found on page "H15T20Y Index" and the extrapolation factor found on page "H15FACT")".

          "3-Month LIBOR Rate" means, with respect to any Quarterly Interest Accrual Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a 3-month period commencing on the first day of that Quarterly Interest Accrual Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time) on the Quarterly Interest Rate Determination Date for that Quarterly Interest Accrual Period. If such rate does not appear on Telerate
Page 3750, 3-Month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a 3-month period commencing on the first day of that Quarterly Interest Accrual Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., London time on the Quarterly Interest Rate Determination Date for that
Quarterly Interest Accrual Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, 3-Month LIBOR with respect to that Quarterly Interest Accrual Period will be the arithmetic mean (rounded upward if necessary to the nearest hundredth of 1%, or 0.0001) of such quotations. If fewer than two quotations are provided, 3-Month LIBOR with respect to that Quarterly Interest Accrual Period will be the arithmetic mean (rounded upward if necessary to the nearest hundredth of 1%, or 0.0001) of the rates quoted by three major banks in New York City selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on the first day of that Quarterly Interest Accrual Period for loans in U.S. dollars to leading European banks for a 3-month period commencing on the first day of that Quarterly Interest Accrual Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, 3-Month LIBOR for that Quarterly Interest Accrual Period will be the same as 3-Month LIBOR as determined for the previous Quarterly Interest Accrual Period. The establishment of 3-Month LIBOR for each Quarterly Interest Accrual Period by the Trustee shall (in the absence of manifest error) be final and binding.

          "Total Debt" means the sum of (i) short-term borrowing, (ii) current maturities of long-term debt, and (iii) long term debt, including the Debt Securities; provided, however, that if because of a change in GAAP that results in a cumulative effect of a change in accounting principle applicable to the Company's financial reporting or a restatement of the Company's historical financial statements, the Company's Total Debt is higher or lower than it would have been absent such change, then, commencing with the fiscal quarter for which such changes in GAAP become effective, Total Debt will be calculated on a pro forma basis as if such change had not occurred.

          "Treasury Rate" means:

          (i) the yield, under the heading which represents the average for the week immediately prior to the date of calculation, appearing in the most recently published statistical release designated H.15(519) or any successor publication which is published weekly by the Federal Reserve and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Remaining Life of Fixed Rate Period (if no maturity is within three months before or after the Remaining Life of Fixed Rate Period, yields for the two published maturities most closely corresponding to the Remaining Life of Fixed Rate Period will be determined and the Treasury Rate will be interpolated or extrapolated from these yields on a straight-line basis, rounding to the nearest month), or

          (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date, in either case calculated on the third Business Day prior to the designated redemption date.

          "Trigger Determination Date" means, with respect to any Interest Payment Date, the 30th day prior to such interest payment date.

          "Trust" shall have the meaning set forth in the recitals of this Supplemental Indenture.

          "Trust Securities" means the Common Securities and the Preferred Securities.

          "Trustee" shall have the meaning set forth in the preamble of this Supplemental Indenture.

Section 1.2.......Interpretation. Each definition in this Supplemental
Indenture includes the singular and the plural, and references to the neuter gender include the masculine and feminine where appropriate. References to any statute mean such statute as amended at the time and include any successor legislation. The word "or" is not exclusive, and the words "herein," "hereof" and "hereunder" refer to this Supplemental Indenture as a whole. The headings to the Articles and Sections are for convenience of reference and shall not affect the meaning or interpretation of this Supplemental Indenture. References to Articles and Sections mean the Articles and Sections of this Supplemental Indenture.

                                  ARTICLE II

                   GENERAL TERMS AND CONDITIONS OF THE NOTES

          Section 2.1 Designation and Principal Amount. There is hereby authorized a series of Debt Securities designated the "5.902% Fixed Rate/Floating Rate Junior Subordinated Debt Securities due 2045," limited in aggregate principal amount to $450,100,000, which amount shall be as set forth in any written order of the Company for the authentication and delivery of Debt Securities pursuant to Section 2.04 of the Indenture.

          Section 2.2   Maturity. The Maturity Date will be December 1, 2045.

          Section 2.3 Form and Payment. Except as provided in Section 2.4, the Debt Securities shall be issued in fully registered certificated form without interest coupons. Principal of and interest (including Compounded Interest and Additional Interest, if any) and premium, if any, on the Debt Securities issued in certificated form will be payable, the transfer of such Debt Securities will be registrable and such Debt Securities will be exchangeable for Debt Securities bearing identical terms and provisions at the office or agency of the Trustee in New York, New York, provided, however, that payment of interest may be made at the option of the Company by check mailed to the registered holder at such address as shall appear in the Security Register, except in the case of Debt Securities represented by a Global Security. Notwithstanding the foregoing, so long as the registered holder of any Debt Securities is the Property Trustee, the payment of the principal of and interest (including Compounded Interest and Additional Interest, if any) and premium, if any, on such Debt Securities held by the Property Trustee will be made at such place and to such account as may be designated by the Property Trustee.

          Section 2.4   Global Debt Security. In connection with a Dissolution
Event:

          (a) the Debt Securities in certificated form may be presented to the Trustee by the Property Trustee in exchange for a Global Security in an aggregate principal amount equal to the aggregate principal amount of the Debt Securities so presented, to be registered in the name of the Depositary, or its nominee, and delivered by the Trustee to the Depositary for crediting to the accounts of its participants pursuant to the instructions of the Administrative Trustees. The Company, upon any such presentation, shall execute a Global Security in such aggregate principal amount and deliver the same to the Trustee for authentication and delivery in accordance with the Indenture and this Supplemental Indenture. Payments on the Debt Securities issued as a Global Security will be made to the Depositary; and

          (b) if any Preferred Securities are held in non book-entry certificated form, the Debt Securities in certificated form may be presented to the Trustee by the Property Trustee and any Preferred Security Certificate which represents Preferred

Securities other than Preferred Securities held by the Clearing Agency or its nominee ("Non Book-Entry Preferred Securities") will be deemed to represent beneficial interests in Debt Securities presented to the Trustee by the Property Trustee having an aggregate principal amount equal to the aggregate stated liquidation amount of the Non Book-Entry Preferred Securities until such Preferred Security Certificates are presented to the Security Registrar for transfer or reissuance at which time such Preferred Security Certificates will be cancelled and a Debt Security, registered in the name of the holder of the Preferred Security Certificate or the transferee of the holder of such Preferred Security Certificate, as the case may be, with an aggregate principal amount equal to the aggregate stated liquidation amount of the Preferred Security Certificate cancelled, will be executed by the Company and delivered to the Trustee for authentication and delivery in accordance with the Indenture and this Supplemental Indenture. On issue of such Debt Securities, Debt Securities with an equivalent aggregate principal amount that were presented by the Property Trustee to the Trustee will be deemed to have been cancelled.

          Section 2.5 Interest. (a) (i) Interest during the Fixed Rate Period. From the original date of issuance through and including the final day of the Fixed Rate Period, each Debt Security will bear interest at the per annum rate of 5.902% (the "Fixed Rate") until the commencement of the Floating Rate Period or, if earlier, until the principal thereof is paid, and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the Fixed Rate, compounded semi-annually, payable (subject to the provisions of Article IV) semi-annually in arrears on June 1, and December 1, of each year, commencing on June 1, 2006.

          (ii) Interest during the Floating Rate Period. During the Floating Rate Period, each Outstanding Debt Security will bear interest during each Quarterly Interest Accrual Period, payable quarterly in arrears on each March 1, June 1, September 1 and December 1, commencing March 1, 2011, at a rate equal to the lower of (i) 1.40% plus the highest of the (x) 3-Month LIBOR Rate;
(y) 10-Year Treasury CMT, and (z) 30-Year Treasury CMT, as applicable for such Quarterly Interest Accrual Period and (ii) 13.25% (such rate the "Floating Rate" with respect to such Quarterly Interest Accrual Period) until the principal thereof is paid, and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the Floating Rate prevailing from time to time, compounded quarterly at such prevailing Floating Rates.

          (b) Payment of Interest to Record Holders of the Debt Securities. Interest on each Debt Security shall be paid to the Person in whose name such Debt Security or any predecessor Debt Security is registered, at the close of business on the regular record date for such interest installment, which, in respect of (i) Debt Securities of which the Property Trustee is the registered holder and the Preferred

Securities are in book-entry only form or (ii) a Global Security, shall be the close of business on the Business Day next preceding that Interest Payment Date. Notwithstanding the foregoing sentence, if (i) the Debt Securities are held by the Property Trustee and the Preferred Securities are no longer in book-entry only form or (ii) the Debt Securities are not represented by a Global Security, the Company may select a regular record date at least one but not more than 60 Business Days before an Interest Payment Date.

          (c) During the Fixed Rate Period, the amount of interest payable on any interest payment date will be computed on the basis of a 360-day year of twelve 30-day months, and the amount of interest payable for any period shorter or longer than a full semi-annual period for which interest is computed, will be computed on the basis of the actual number of days elapsed in such 180-day semi-annual period. During the Floating Rate Period, the amount of interest payable will be computed by multiplying the annual Floating Rate in effect for the Quarterly Interest Accrual Period or portion thereof in respect of which the interest payment is made by a fraction, the numerator of which will be the actual number of days in such Quarterly Interest Accrual Period (or a portion thereof) (determined by including the first day thereof and excluding the last day thereof) and the denominator of which will be 365, and multiplying the product obtained thereby by the principal amount of the Debt Securities.

          (d) Otherwise than in connection with the maturity or early redemption of the Debt Securities or the payment in whole or in part of deferred or overdue interest on the Debt Securities, interest on the Debt Securities may be paid only on a Semi-Annual Interest Payment Date during the Fixed Rate Period and on a Quarterly Interest Payment Date during the Floating Rate Period. Notwithstanding the preceding sentence, in the event that any Interest Payment Date is not a Business Day, then payment of interest payable on such Interest Payment Date will be made on the next succeeding day which is a Business Day (and, in the case of a Semi-Annual Interest Payment Date, without any interest or other payment in respect of any such delay).

          (e) The Company may, at its option and in accordance with Section
4.03 of the Indenture, appoint a paying agent for the Debt Securities. If a paying agent has been appointed by the Company, the paying agent, unless the Company shall otherwise determine and so notify the paying agent, shall calculate the amount of interest payable on the Debt Securities on each Interest Payment Date. All certificates, communications, opinions, determinations, calculations, quotations and decisions given, expressed, made or obtained for the purposes of the provisions relating to the payment and calculation of interest on the Debt Securities, by the paying agent, will (in the absence of willful default, bad faith or manifest error) be binding on the Trust, the Company, the Trustee and all holders of the Debt Securities, and no liability will (in the absence of willful default, bad faith or manifest error) attach to the paying agent in connection with the exercise or non-exercise by any of them of their powers, duties and discretion.

          (f) If a Tax Event has occurred and is continuing at any time while the Property Trustee is the holder of any Debt Securities, and the Trust or the Property Trustee is required to pay any taxes, duties, assessments or other governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any case, the Company will pay as additional interest ("Additional Interest") on the Debt Securities held by the Property Trustee, such additional amounts as shall be required so that the net amounts received and retained by the Trust and the Property Trustee after paying such taxes, duties, assessments or other governmental charges will be equal to the amounts the Trust and the Property Trustee would have received had no such taxes, duties, assessments or other government charges been imposed as a result of such Tax Event. For purposes of this Section 2.5(f), a Tax Event will have occurred irrespective of whether the Company or the Trust has received an opinion of counsel.

          (g) To the extent permitted by applicable law, interest not paid when due hereunder, including, without limitation, all Deferred Interest, will until paid compound semi-annually at the Fixed Rate on each Interest Payment Date during the Fixed Rate Period ("Fixed Rate Compounded Interest") and compound quarterly at the prevailing Floating Rates on each Interest Payment Date during the Floating Rate Period ("Floating Rate Compounded Interest"). References to "interest" in the Indenture and this Supplemental Indenture include references to such Compounded Interest.

          (h) In the event of the occurrence of a Registration Default under
Section 8 of the Registration Rights Agreement, the Company shall pay Registration Default Damages in the form of additional interest on the Debt Securities at the rate of 0.25% per annum on the principal amount of the Debt Securities to which such Registration Default applies for so long as such Registration Default continues. References to "interest" and "deferred interest" in the Indenture and this Supplemental Indenture include references to Registration Default Damages.

                                  ARTICLE III

                            REDEMPTION OF THE NOTES

          Section 3.1   Optional Redemption. Subject to the provisions of
Article III of the Indenture, the Company shall have the right to redeem the Debt Securities for cash:

          (i) in whole, but not in part, at any time prior to December 1, 2010, at a redemption price (the "Make Whole Redemption Price") equal to the greater of:

            (a) 100% of the principal amount of the Debt Securities being redeemed, and

            (b) as determined by the Quotation Agent, the sum of the present values of remaining scheduled payments of principal and interest thereon for the Remaining Life of Fixed Rate Period of the Debt Securities, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 0.25%, plus, in each case, all accrued and unpaid interest thereon to but not including the redemption date; and

          (ii) in whole or in part in whole or in part, at any time and from time to time on or after December 1, 2010 at a redemption price (the "Optional Redemption Price") equal to the aggregate principal amount of the Debt Securities to be redeemed, plus all accrued and unpaid interest thereon to but not including the redemption date.

          Section 3.2 Special Event Redemption. If a Special Event has occurred and is continuing, then the Company shall have the right to redeem the Debt Securities, in whole, but not in part, for cash within 90 days following the occurrence of such Special Event at a redemption price (the "Special Redemption Price") equal to the greater of:

          (i) 100% of the principal amount of the Debt Securities being redeemed, and.

          (ii) as determined by the Quotation Agent, the sum of the present values of remaining scheduled payments of principal and interest thereon for the Remaining Life of Fixed Rate Period of the Debt Securities, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 0.50%, plus, in each case, all accrued and unpaid interest thereon to but not including the redemption date.

Notwithstanding the foregoing, if the Company can, or can cause the Trust, to eliminate a Special Event by either the Company or the Trust, or both of them together, taking some ministerial action, including, but not limited to making a filing or an election, or pursuing some other similar reasonable measure which has no adverse effect on the Trust, the Company or the holders of the Trust Securities, the Company may not redeem the Debt Securities pursuant to this Section 3.2 on account of such Special Event.

          Section 3.3 Certain Redemption Procedures. Any redemption pursuant to this Article III will be made upon not less than 30 days' nor more than 60 days' notice to the registered holder of the Debt Securities. If the Debt Securities are to be redeemed in part pursuant to clause (ii) of Section 3.1, the Debt Securities will be redeemed pro rata or by lot or by any other method utilized by the Trustee; provided, that if at the time of redemption, the Debt Securities are registered as a Global Security, the Depositary shall determine, in accordance with its procedures, the principal amount of such Debt Securities beneficially held by each holder of a Debt Security be redeemed. The Make Whole Redemption Price, Optional Redemption Price or Special Redemption Price, as applicable, shall be paid prior to 12:00 noon, New York City time, on the date of such redemption or at such earlier time as the Company determines and specifies in the notice of redemption, provided the Company shall deposit with the Trustee an amount sufficient to pay the such redemption price by 10:00 a.m. on the date such redemption price is to be paid.

          Section 3.4 No Sinking Fund. The Debt Securities are not entitled to the benefit of any sinking fund.

                                  ARTICLE IV
                  OPTIONAL AND MANDATORY DEFERRAL OF INTEREST

          Section 4.1 Optional Interest Deferral. So long as no Acceleration Event of Default has occurred and is continuing, the Company shall have the right, at any time and from time to time during the term of the Debt Securities, to elect to defer payment of interest on the Debt Securities on any Interest Payment Date, provided that no such deferral may extend beyond the maturity date of, or redemption date for, the Debt Securities ("Optional Deferral"). A period of Optional Deferral (an "Optional Deferral Period") will be deemed to have commenced on the first Interest Payment Date on which interest is deferred due to such Optional Deferral and end on the first date thereafter on which all Deferred Interest in respect thereof is paid in full. The Company may not elect Optional Deferral for an Interest Payment Date, if the Optional Deferral Period ending on such Interest Payment Date, together with all consecutive Optional Deferral Periods and Mandatory Deferral Periods, or combination thereof preceding such elected Optional Deferral Period, with respect to which any Deferred Interest remains outstanding, would exceed ten years. Interest on the Debt Securities will continue to accrue and compound during an Optional Deferral Period. Upon the termination of an Optional Deferral Period and upon the payment of all Deferred Interest, Registration Default Damages, Additional Interest and Gross-Up Payments then due, the Company may select a new period of Optional Deferral, subject to the foregoing requirements of this Section 4.1. No interest shall be due and payable during an Optional Deferral Period commenced and continued in accordance with this
Section 4.1, except at the end thereof, but the Company may prepay at any time all or any portion of the interest accrued during an Optional Deferral Period, subject to the terms of Sections 5.1 and 5.2.

          To the extent permitted by applicable law, interest, the payment of which has been deferred because of Optional Deferral pursuant to this Section 4.1, will bear interest at the Fixed Rate compounded semi-annually during each semi-annual accrual period during the Fixed Rate Period and quarterly at the prevailing Floating Rates during each quarterly interest accrual period during the Floating Rate Period. At the end of the Optional Deferral Period, the Company shall pay all interest accrued and unpaid on the Debt Securities, including any Compounded Interest, Additional Interest, Registration Default Damages and Gross-Up Payments (together, "Optional Deferred Interest") which shall be payable to the holders of the Debt Securities in whose names the Debt Securities are registered in the Security Register on the first record date after the end of the Optional Deferral Period.

          Section 4.2 Mandatory Interest Deferral. Subject to the following sentence, the Company shall not pay interest on the Debt Securities on any Interest Payment Date in an amount in excess of the New Common Equity Amount if a Mandatory Deferral Trigger Event has occurred on the Trigger Determination Date with respect to such Interest Payment Date. Notwithstanding the occurrence of a Mandatory Deferral Trigger Event, the Company shall pay all interest due and payable on the Debt

Securities (i) on the maturity or earlier redemption thereof, and (ii) on the first Interest Payment Date to occur following deferral of interest on the Debt Securities due to Mandatory Deferral, Optional Deferral, or any combination thereof, that has continued without payment in full of all deferred interest for consecutive semi-annual and/or quarterly interest accrual periods aggregating to in excess of ten years. Deferral of interest on the Debt Securities required under the terms of this Section 4.2 is referred to as "Mandatory Deferral." A period of Mandatory Deferral (a "Mandatory Deferral Period") will be deemed to commence on the first Interest Payment Date in respect of which interest payments are deferred due to Mandatory Deferral and end on the first date thereafter on which all Deferred Interest in respect thereof is paid in full.

          To the extent permitted by applicable law, interest, the payment of which has been deferred because of Mandatory Deferral pursuant to this Section 4.2, will bear interest at the Fixed Rate compounded semi-annually during each semi-annual accrual period during the Fixed Rate Period and at the prevailing Floating Rates compounded quarterly during each quarterly interest accrual period during the Floating Rate Period. At the end of the Mandatory Deferral Period, the Company shall pay all interest accrued and unpaid on the Debt Securities, including any Compounded Interest, Additional Interest, Registration Default Damages and Gross-Up Payments (together, "Mandatory Deferred Interest") which shall be payable to the holders of the Debt Securities in whose names the Debt Securities are registered in the Security Register on the first record date after the end of the Mandatory Deferral Period. No interest shall be due and payable during a period of Mandatory Deferral, except at the end thereof, but the Company may prepay at any time all or any portion of the interest accrued during a Mandatory Deferral Period, subject to the terms of Sections 5.1 and 5.2.

          Section 4.3 Notice of Deferrals. (a)(i) The Company shall give notice of any election of an Optional Deferral not fewer than 15 nor more than 60 days prior to the Interest Payment Date for which interest on the Debt Securities will be deferred.

          The notice of election of Optional Deferral, once given, will be irrevocable and the deferral of interest on the applicable Interest Payment Date will be considered an Optional Deferral for all purposes under the Indenture notwithstanding the occurrence of a Mandatory Deferral Trigger Event on the Trigger Determination Date with respect to such Interest Payment Date if such notice is provided prior to such Trigger Determination Date.

          (ii) If a Mandatory Deferral Trigger Event has occurred as of any Trigger Determination Date, the Company shall give notice thereof not less than 15 days prior to the related Interest Payment Date. If a Mandatory Deferral Trigger Event has occurred as of any Trigger Determination Date prior to the Company's providing of a notice of election of Optional Deferral with respect to the applicable Interest Payment Date, the Company's subsequent delivery of a notice of election of Optional Deferral shall be without effect with respect to the relevant Interest Payment Date.

          (b) If the Property Trustee is the only registered holder of the Debt Securities at the time the Company provides notice of its election of Optional Deferral or of the occurrence of a Mandatory Deferral Trigger Event, the Company shall give its written notice to the Administrative Trustees, the Property Trustee and the Trustee. If the Property Trustee is not the only holder of the Debt Securities at the time the Company provides notice of its election of Optional Deferral or of the occurrence of a Mandatory Deferral Trigger Event, the Company shall give its written notice to the holders of the Debt Securities and the Trustee.

                                   ARTICLE V

                               CERTAIN COVENANTS

          Section 5.1 Limitation on Payment of Current Interest when Deferred Interest is Outstanding. The Company may not pay on any Interest Payment Date interest that has accrued on any Debt Security during the Semi-Annual Interest Accrual Period or Quarterly Interest Accrual Period, as applicable, immediately preceding such Interest Payment Date, unless the Company pays therewith all Deferred Interest at such time outstanding on such Debt Security.

          Section 5.2   Limitation on Source of Payment of Deferred
Interest. The Company may not pay Deferred Interest on the Debt Securities on any Interest Payment Date in an amount that exceeds the New Common Equity Amount for such Interest Payment Date.

          Section 5.3 Covenants not to be Construed to Limit Claims. The covenants contained in Sections 5.1 and 5.2 hereof shall not be construed to limit the ability of the holders of the Debt Securities to recover amounts in case of any receivership, insolvency, liquidation, bankruptcy, reorganization, readjustment, arrangement, composition or judicial proceeding affecting the Company and its property.

          Section 5.4   Obligation to Effect Certain Common Stock Sales.
(a) Commencing with the first to occur of:

          (i) if any Deferred Interest is outstanding due to Mandatory Deferral, the date that is one year after the first Interest Payment Date for which the Company was required to defer any payment of interest on the Debt Securities due to Mandatory Deferral (the "First Mandatory Deferral Anniversary"), and

          (ii) if any Deferred Interest is outstanding due to an Optional Deferral or Mandatory Deferral, or combination thereof, the date that is five years after the first Interest Payment Date as of which the Company deferred payment of interest on the Debt Securities, whether because of Optional Deferral or Mandatory Deferral and for which Deferred Interest remains outstanding (the "Fifth Deferral Anniversary"), the Company shall continuously use its commercially reasonable efforts to effect sales of shares of its common stock, including treasury shares, in an amount that will generate sufficient net proceeds to enable the Company to pay in full all Deferred Interest on the Debt Securities then outstanding; provided that the Company shall not be obligated to make offers for or effect sales of its common stock during a Market Disruption Event.

          (b) As used in this Section 5.4, the term "commercially reasonable efforts" means commercially reasonable efforts on the part of the Company to complete the sale of shares of its common stock, including treasury shares, to third parties that are not subsidiaries of the Company. The Company will not be considered to have used its commercially reasonable efforts to effect a sale of stock if it determines to not pursue or complete such sale solely due to pricing considerations.

          (c) Following the First Mandatory Deferral Anniversary or Fifth Deferral Anniversary, the Company shall apply the net proceeds received by it from sales of shares of its common stock, including sales of treasury shares, to the payment of all amounts owing in respect of Deferred Interest, with net proceeds to be paid promptly after receipt until all amounts owing in respect of Deferred Interest have been paid in full. In the event that net proceeds received by the Company from one or more sales of shares of its common stock following such First Mandatory Deferral Anniversary or Fifth Deferral Anniversary are not sufficient to satisfy the full amount of Deferred Interest, such net proceeds will be paid to the holders of the Debt Securities on a pro rata basis; provided, that if the Company has outstanding at such time any debt securities ranking pari passu with the Debt Securities under the terms of which the Company is obligated to sell shares of its common stock and apply the net proceeds to payment of deferred interest on such pari passu securities and the Company at such time is required to apply such proceeds to pay deferred interest on such pari passu securities, then on any date and for any period the amount of net proceeds received by the Company from such sales and available for payment of such deferred interest shall be applied to the Debt Securities and such pari passu securities on a pro rata basis.

          Section 5.5 Application of Payments to Deferred Interest. In the event that Deferred Interest is outstanding on the Debt Securities due to Mandatory Deferral and due to Optional Deferral, and an amount applied to the payment of deferred interest outstanding on the Debt Securities is not sufficient to repay all such deferred interest in full, such amount shall be applied on a pro rata basis to interest deferred due to Mandatory Deferral and interest deferred due to Optional Deferral.

          Section 5.6 Payment of Expenses. In connection with the offering, sale and issuance of the Debt Securities to the Property Trustee in connection with the sale of the Trust Securities by the Trust, the Company, in its capacity as borrower with respect to the Debt Securities, shall:

          (a) pay all costs and expenses relating to the offering, sale and issuance of the Debt Securities, including commissions to the initial purchasers thereof payable pursuant to the Purchase Agreement and compensation of the Trustee under the Indenture in accordance with the provisions of Section
7.06 of the Indenture;

          (b) pay all costs and expenses of the Trust (including, but not limited to, costs and expenses relating to the organization of the Trust, the offering, sale and issuance of the Trust Securities (including commissions to the underwriters in connection therewith), the fees and expenses of the Property Trustee and the Delaware Trustee, the costs and expenses relating to the operation of the Trust, including without limitation, costs and expenses of accountants, attorneys, statistical or bookkeeping services, expenses for printing and engraving and computing or accounting equipment, paying agent(s), registrar(s), transfer agent(s), duplicating, travel and telephone and other telecommunications expenses and costs and expenses incurred in connection with the acquisition, financing, and disposition of Trust assets); and

          (c) pay any and all taxes (other than United States withholding taxes attributable to the Trust or its assets) and all liabilities, costs and expenses with respect to such taxes of the Trust.

          Section 5.7 Payment upon Resignation or Removal. Upon termination of this Supplemental Indenture or the Indenture or the removal or resignation of the Trustee, the Company shall pay to the Trustee all amounts accrued under
Section 7.06 of the Indenture to the date of such termination, removal or resignation. Upon termination of the Declaration or the removal or resignation of the Delaware Trustee or the Property Trustee, as the case may be, pursuant to Section 8.10 of the Declaration, the Company shall pay to the Delaware Trustee or the Property Trustee, as the case may be, all amounts accrued under
Section 8.06 of the Declaration to the date of such termination, removal or resignation.

          Section 5.8   Certain Amendments, Modifications and Waivers.
Section 5.4 of this Supplemental Indenture may not be amended, modified or waived without the consent of each holder of Outstanding Debt Securities, or, if any Debt Securities are held by the Trust, by each holder of the Preferred Securities outstanding, unless such amendment, modification or waiver irrevocably eliminates, or a prior amendment, modification or waiver then in effect irrevocably eliminated, the payment restriction set forth in Section 5.2 hereof.

                                  ARTICLE VI

                                 SUBORDINATION

          Section 6.1 Agreement to Subordinate. The Company covenants and agrees, and each holder of Debt Securities issued hereunder by such holder's acceptance thereof likewise covenants and agrees, that all Debt Securities shall be issued subject to the provisions of this Article VI; and each holder of a Debt Security, whether upon original issue or upon transfer or assignment thereof, accepts and agrees to be bound by such provisions.

          The payment by the Company of the principal of, premium, if any, and interest on all Debt Securities issued hereunder shall, to the extent and in the manner hereinafter set forth, be subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness of the Company, whether outstanding at the date of this Supplemental Indenture or thereafter incurred.

          No provision of this Article VI shall prevent the occurrence of any default, Covenant Default or Acceleration Event of Default hereunder.

          Section 6.2 Default on Senior Indebtedness. In the event and during the continuation of any default by the Company in the payment of principal, premium, interest or any other payment due on any Senior Indebtedness of the Company, or in the event that the maturity of any Senior Indebtedness of the Company has been accelerated because of a default, then, in either case, no payment shall be made by the Company with respect to the principal (including redemption and sinking fund payments) of, or premium, if any, or interest on the Debt Securities.

          In the event that, notwithstanding the foregoing, any payment shall be received by the Trustee or any holder when such payment is prohibited by the preceding paragraph of this Section 6.2, such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, but only to the extent that the holders of the Senior Indebtedness (or their representative or representatives or a trustee) notify the Trustee within 90 days of such payment of the amounts then due and owing on the Senior Indebtedness and only the amounts specified in such notice to the Trustee shall be paid to the holders of Senior Indebtedness.

          Section 6.3 Liquidation; Dissolution; Bankruptcy. Upon any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due upon all Senior Indebtedness of the Company shall first be paid in full, or payment thereof provided for in money in accordance with its terms, before any payment is made by the

Company on account of the principal (and premium, if any) or interest on the Debt Securities; and upon any such dissolution or winding-up or liquidation or reorganization, any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the holders of the Debt Securities or the Trustee would be entitled to receive from the Company, except for the provisions of this Article VI, shall be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the holders of the Debt Securities or by the Trustee under this Indenture if received by them or it, directly to the holders of Senior Indebtedness of the Company (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders, as calculated by the Company) or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing such Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay such Senior Indebtedness in full, in money or money's worth, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness, before any payment or distribution is made to the holders of Debt Securities or to the Trustee.

          In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, prohibited by the foregoing, shall be received by the Trustee or the holders of the Debt Securities before all Senior Indebtedness of the Company is paid in full, or provision is made for such payment in money in accordance with its terms, such payment or distribution shall be held in trust for the benefit of and shall be paid over or delivered to the holders of such Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing such Senior Indebtedness may have been issued, as their respective interests may appear, as calculated by the Company, for application to the payment of all Senior Indebtedness of the Company remaining unpaid to the extent necessary to pay such Senior Indebtedness in full in money in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the benefit of the holders of such Senior Indebtedness.

          For purposes of this Article VI, the words "cash, property or securities" shall not be deemed to include shares of stock of the Company as reorganized or readjusted, or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in this
Article VI with respect to the Debt Securities to the payment of all Senior Indebtedness of the Company that may at the time be outstanding, provided that
(i) such Senior Indebtedness is assumed by the new corporation, if any, resulting from any such reorganization or readjustment, and (ii) the rights of the holders of such Senior Indebtedness are not, without the consent of such holders, altered by such reorganization or readjustment. The consolidation of the Company with, or the merger of the Company into, another corporation or the liquidation or dissolution of the Company following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another corporation upon the terms and conditions provided for in Article X of the Indenture shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 6.3 if such other corporation shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions stated in Article X of the Indenture. Nothing in Section 6.2 or in this Section 6.3 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.06 of the Indenture.

          Section 6.4 Subrogation. Subject to the payment in full of all Senior Indebtedness of the Company, the rights of the holders of the Debt Securities shall be subrogated to the rights of the holders of such Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to such Senior Indebtedness until the principal of (and premium, if any) and interest on the Debt Securities shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders for such Senior Indebtedness of any cash, property or securities to which the holders of the Debt Securities or the Trustee would be entitled except for the provisions of this Article VI, and no payment over pursuant to the provisions of this Article VI, to or for the benefit of the holders of such Senior Indebtedness by holders of the Debt Securities or the Trustee, shall, as between the Company, its creditors other than holders of Senior Indebtedness of the Company, and the holders of the Debt Securities be deemed to be a payment by the Company to or on account of such Senior Indebtedness. It is understood that the provisions of this Article VI are and are intended solely for the purposes of defining the relative rights of the holders of the Debt Securities, on the one hand, and the holders of such Senior Indebtedness on the other hand.

          Nothing contained in this Article VI or elsewhere in this Indenture or in the Debt Securities is intended to or shall impair, as between the Company, its creditors other than the holders of Senior Indebtedness of the Company, and the holders of the Debt Securities, the obligation of the Company which is absolute and unconditional, to pay to the holders of the Debt Securities the principal of (and premium, if any) and interest on the Debt Securities as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the holders of the Debt Securities and creditors of the Company, other than the holders of Senior Indebtedness of the Company, nor shall anything herein or therein prevent the Trustee or the holder of any Debt Security from exercising all remedies otherwise permitted by applicable law upon default under the Indenture, subject to the rights, if any, under this Article VI of the holders of such Senior Indebtedness in respect of cash, property or securities of the Company, received upon the exercise of any such remedy.

                  Upon any payment or distribution of assets of the Company referred to in this Article VI, the Trustee, subject to the provisions of
Section 7.01 of the Indenture, and the holders of the Debt Securities, shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding-up, liquidation or reorganization proceedings are pending, or a certificate of the receiver, trustee in bankruptcy, liquidation trustee, agent or other Person making such payment or distribution, delivered to the Trustee or to the holders of the Debt Securities, for the purposes of ascertaining the Persons entitled to participate in such distribution, the holders of Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article VI.

          Section 6.5 Trustee to Effectuate Subordination. Each holder of a Debt Security by such holder's acceptance thereof authorizes and directs the Trustee on such holder's behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Article VI and appoints the Trustee such holder's attorney-in-fact for any and all such purposes.

          Section 6.6 Notice by the Company. The Company shall give prompt written notice to a Responsible Officer of the Trustee of any fact known to the Company that would prohibit the making of any payment of monies to or by the Trustee in respect of the Debt Securities pursuant to the provisions of this Article VI. Notwithstanding the provisions of this Article VI or any other provision of the Indenture and this Supplemental Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment of monies to or by the Trustee in respect of the Debt Securities pursuant to the provisions of this Article VI unless and until a Responsible Officer of the Trustee shall have received written notice thereof at the Corporate Trust Office of the Trustee from the Company or a holder or holders of Senior Indebtedness or from any trustee therefor; and before the receipt of any such written notice, the Trustee, subject to the provisions of
Section 7.01 of the Indenture, shall be entitled in all respects to assume that no such facts exist; provided, however, that if the Trustee shall not have received the notice provided for in this Section 6.6 at least two Business Days prior to the date upon which by the terms hereof any money may become payable for any purpose (including, without limitation, the payment of the principal of (or premium, if any) or interest on any Debt Security), then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such money and to apply the same to the purposes for which they were received, and shall not be affected by any notice to the contrary that may be received by it within two Business Days prior to such date.

          The Trustee, subject to the provisions of Section 7.01 of the Indenture, shall be entitled to rely on the delivery to it of a written notice by a Person representing himself to be a holder of Senior Indebtedness of the Company (or a trustee on behalf of such holder) to establish that such notice has been given by a holder of such Senior Indebtedness or a trustee on behalf of any such holder or holders. In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of such Senior Indebtedness to participate in any payment or distribution pursuant to this Article VI, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article VI, and if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

          Section 6.7   Rights of the Trustee; Holders of Senior
Indebtedness. The Trustee in its individual capacity shall be entitled to all the rights set forth in this Article VI in respect of any Senior Indebtedness at any time held by it, to the same extent as any other holder of Senior Indebtedness, and nothing in this Indenture shall deprive the Trustee of any of its rights as such holder.

          With respect to the holders of Senior Indebtedness of the Company, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article VI, and no implied covenants or obligations with respect to the holders of such Senior Indebtedness shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of such Senior Indebtedness and, subject to the provisions of Section 7.01 of the Indenture, the Trustee shall not be liable to any holder of such Senior Indebtedness if it shall pay over or deliver to holders of Debt Securities, the Company or any other Person money or assets to which any holder of such Senior Indebtedness shall be entitled by virtue of this Article VI or otherwise.

          Section 6.8 Subordination May Not Be Impaired. No right of any present or future holder of any Senior Indebtedness of the Company to enforce subordination as herein provided shall at any time or in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of the Indenture, regardless of any knowledge thereof that any such holder may have or otherwise be charged with.

          Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness of the Company may, at any time and from time to time, without the consent of or notice to the Trustee or the holders of the Debt Securities, without incurring responsibility to the holders of the Debt Securities and without impairing or releasing the subordination provided in this Article VI or the obligations hereunder of the holders of the Debt Securities to the holders of such Senior Indebtedness, do any one or more the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, such Senior Indebtedness, or otherwise amend or supplement in any manner such Senior Indebtedness or any instrument evidencing the same or any agreement under which such Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing such Senior Indebtedness; (iii) release any Person liable in any manner for the collection of such Senior Indebtedness; and (iv) exercise or refrain from exercising any rights against the Company and any other Person.

         Section 6.9 No Right to Rely on Other Covenants. The holders of Senior Indebtedness shall not have any rights under the Indenture to enforce any of the covenants contained in any of the other Articles of this Supplemental Indenture, including, without limitation, the covenants contained in Section 5.1 hereof limiting the payment of current interest on the Debt Securities while deferred interest is outstanding, in Sections 4.2 and 5.2 hereof limiting the source of funds for payment of Deferred Interest and in Section 5.4 hereof requiring the Company to use its commercially reasonable efforts to effect certain common stock sales.

                                  ARTICLE VII

                                  FORM OF NOTE

          Section 7.1 Form of Debt Security. The Debt Securities and the Trustee's Certificate of Authentication to be endorsed thereon are to be substantially in the form provided below. If a Dissolution Event occurs, the Company may at its option add such additional legends to the Debt Securities in order to facilitate compliance with securities and other applicable laws as it deems appropriate. In the event that any Debt Security is issued in exchange for a Predecessor Security in connection with a Registered Exchange Offer, such Debt Security may be issued, at the discretion of the Company without a restrictive legend under the Securities Act. If a Debt Security is sold pursuant to a Shelf Registration Statement or pursuant to an appropriate exemption under the Securities Act, the Company shall have the right to remove such legends as it deems appropriate:

                             (FORM OF FACE OF NOTE)

          [If the Debt Security is a "Restricted Security," as such term is defined in Rule 144 under the Securities Act, insert: THIS DEBT SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), OR THE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS DEBT SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

THE HOLDER OF THIS DEBT SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH DEBT SECURITY, PRIOR TO THE DATE (THE "RESALE RESTRICTION TERMINATION DATE") THAT IS TWO YEARS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS DEBT SECURITY (OR ANY PREDECESSOR OF SUCH DEBT SECURITY) ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE DEBT SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER," AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT, THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES TO NON-U.S. PERSONS IN "OFFSHORE TRANSACTIONS"

WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER'S AND THE TRUSTEE'S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES
(D) AND (E) TO REQUIRE THE  DELIVERY  OF AN OPINION OF  COUNSEL,  CERTIFICATIONS
AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. AS USED HEREIN, THE TERMS "OFFSHORE TRANSACTION," "UNITED STATES" AND "U.S. PERSON" HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

          [If the Debt Security is to be a Global Security, insert: This Debt Security is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of a Depository or a nominee of a Depository. This Debt Security is exchangeable for Debt Securities registered in the name of a person other than the Depository or its nominee only in the limited circumstances described in the Indenture, and no transfer of this Debt Security (other than a transfer of this Debt Security as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository) may be registered except in limited circumstances.

          Unless this Debt Security is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New
York) to the issuer or its agent for registration of transfer, exchange or payment, and any Debt Security issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depository Trust Company and any payment hereon is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY A PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.]

No. ______________________                                  $__________________
CUSIP No.________________

                               THE STANLEY WORKS
            5.902% FIXED RATE/FLOATING RATE JUNIOR SUBORDINATED DEBT
                              SECURITIES DUE 2045

         THE STANLEY WORKS, a Connecticut corporation (the "Company", which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to _______ or registered assigns, the principal sum of ____________ Dollars ($___________) on December 1, 2045 and to pay interest on said principal sum from November 22, 2005 or from the most recent interest payment date (each such date, an "Interest Payment Date") to which interest has been paid or duly provided for. Through the final day of the Fixed Rate Period (or, if earlier, until the principal thereof is paid), each Outstanding Debt Security will bear interest at the per annum rate of 5.902% payable (subject to the interest deferral provisions of Article IV) semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 2006, and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at such Fixed Rate, compounded semi-annually. During the Floating Rate Period, each Outstanding Debt Security will bear interest during each Quarterly Interest Accrual Period, payable (subject to the interest deferral provisions of Article IV) quarterly in arrears on each March 1, June 1, September 1 and December 1, commencing March 1, 2011, at the rate equal to the lower of (i) 1.40% plus the highest of the (x) 3-Month LIBOR Rate; (y) 10-Year Treasury CMT, and (z) 30-Year Treasury CMT, as applicable for such Quarterly Interest Accrual Period and (ii) 13.25% (such rate the "Floating Rate" with respect to such Quarterly Interest Accrual Period) until the principal thereof is paid, and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the Floating Rate prevailing from time to time, compounded quarterly at such prevailing Floating Rates. During the Fixed Rate Period, the amount of interest payable on any Semi-Annual Interest Payment Date will be computed on the basis of a 360-day year of twelve 30-day months, and the amount of interest payable for any period shorter or longer than a full semi-annual period for which interest is computed, will be computed on the basis of the actual number of days elapsed in such 180-day semi-annual period. During the Floating Rate Period, the amount of interest payable for any period will be computed by multiplying the annual Floating Rate in effect for the Quarterly Interest Accrual Period or portion thereof in respect of which the interest payment is made by a fraction, the numerator of which will be the actual number of days in such Quarterly Interest Accrual Period (or a portion thereof) (determined by including the first day thereof and excluding the last day thereof) and the denominator of which will be 365, and multiplying the product obtained thereby by the principal amount hereof. In the event that any date on which interest is payable on this Debt Security is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day which is a Business Day (and, in the case of a Semi-Annual Interest Payment Date, without any interest or other payment in respect of any such delay). The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the person in whose name this Debt Security (or one or more Predecessor Securities, as defined in said Indenture) is registered at the close of business on the regular record date for such interest installment. In the case of a Global Security or any Debt Securities of which the Property Trustee is the holder, such regular record date which, in respect of (i) Debt Securities of which the Property Trustee is the registered holder and the Preferred Securities are in book-entry only form or (ii) a Global Security, shall be the close of business on the Business Day next preceding that Interest Payment Date. Notwithstanding the foregoing sentence, if (i) the Debt Securities are held by the Property Trustee and the Preferred Securities are no longer in book-entry only form or (ii) the Debt Securities are not represented by a Global Security, the Company may select a regular record date at least one Business Day before an Interest Payment Date. Any such interest installment not punctually paid or duly provided for shall forthwith cease to be payable to the registered holders on such regular record date, and may be paid to the Person in whose name this Debt Security (or one or more Predecessor Securities) is registered at the close of business on a special record date to be fixed by the Trustee for the payment of such defaulted interest, notice whereof shall be given to the registered holders of this series of Debt Securities not less than ten (10) days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Debt Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. The principal of (and premium, if any) and the interest (including Compounded Interest, Additional Interest, Registration Default Damages and Gross-Up Payments, if any) on this Debt Security shall be payable at the office or agency of the Trustee maintained for that purpose in Wilmington, Delaware, in any coin or currency of the United States of America which at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the registered holder at such address as shall appear in the Security Register. Notwithstanding the foregoing, so long as the holder of this Debt Security is the Property Trustee, the payment of the principal of (and premium, if any) and interest on this Debt Security will be made at such place and to such account as may be designated by the Property Trustee.

          The indebtedness evidenced by this Debt Security is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness, and this Debt Security is issued subject to the provisions of the Indenture with respect thereto. Each holder of this Debt Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each holder hereof, by his acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such Holder upon said provisions.

          This Debt Security shall not be entitled to any benefit under the Indenture hereinafter referred to, be valid or become obligatory for any purpose until the Certificate of Authentication hereon shall have been signed by or on behalf of the Trustee.

          The provisions of this Debt Security are continued on the reverse side hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

          IN WITNESS WHEREOF, the Company has caused this instrument to be executed.

Dated:

                                      THE STANLEY WORKS

                                      By:
                                         --------------------------------
                                         Name:
                                         Title:

Attest:


By:
     ----------------------------
     Assistant Secretary

                    (FORM OF CERTIFICATE OF AUTHENTICATION)

                         CERTIFICATE OF AUTHENTICATION

                  This is one of the Debt Securities of the series of Debt Securities described in the within-mentioned Indenture.

                                   HSBC Bank USA, National Association,
                                   Not in its individual capacity but solely as Trustee


                                   By:  _____________________
                                        Authorized Officer

                           (FORM OF REVERSE OF NOTE)

          This Debt Security is one of a duly authorized series of Debt Securities of the Company (herein sometimes referred to as the "Debt Securities"), specified in the Indenture, all issued or to be issued in one or more series under and pursuant to an Indenture dated as of November 22, 2005, duly executed and delivered between the Company and HSBC Bank USA, National Association, not in its individual capacity but solely as trustee (the "Trustee"), as supplemented by the First Supplemental Indenture thereto, dated as of November 22, 2005, between the Company and the Trustee (the Indenture, as so supplemented, the "Indenture"), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the holders of the Debt Securities. By the terms of the Indenture, the Debt Securities are issuable in series which may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Indenture.

          Upon the occurrence and continuation of a Tax Event or an Investment Company Event, as defined below, the Company shall have the right to redeem the Debt Securities in whole, but not in part, for cash at the principal amount together with any interest accrued and unpaid thereon (the "Special Redemption Price") within 90 days following the occurrence of such Special Event. The Company shall have the right to redeem this Debt Security at the option of the Company, in whole, but not in part, at any time prior to December 1, 2010 at the Make Whole Redemption Price. In addition, the Company shall have the right to redeem this Debt Security at the option of the Company, without premium or penalty, in whole or in part, from time to time, on or after December 1, 2010 (an "Optional Redemption"), at a redemption price equal to 100% of the principal amount plus any accrued but unpaid interest, including Additional Interest, if any, to the date of such redemption (the "Optional Redemption Price"). The Special Redemption Price, Make Whole Redemption Price or Optional Redemption Price, as applicable, shall be paid prior to 12:00 noon, New York time, on the date of such redemption, or at such earlier time as the Company determines.

          Any redemption of the Debt Securities will be made upon not less than 30 days' nor more than 60 days' notice. If the Debt Securities are only partially redeemed by the Company pursuant to an Optional Redemption, the Debt Securities will be redeemed pro rata or by lot or by any other method utilized by the Trustee; provided, that if at the time of redemption, the Debt Securities are registered as a Global Security, the Depositary shall determine the principal amount of such Debt Securities beneficially held by each holder of a Debt Security to be redeemed.

          In the event of redemption of this Debt Security in part only, a new Debt Security or Debt Securities of this series for the unredeemed portion hereof will be issued in the name of the holder hereof upon the cancellation hereof.

          In case an Acceleration Event of Default, as defined in the Indenture, shall have occurred and be continuing, the principal of all of the Debt Securities may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

          The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Debt Securities of each series affected at the time outstanding, as defined in the Indenture, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the holders of the Debt Securities; provided, however, that no such supplemental indenture shall, without the consent of the holder of each Debt Security so affected, (i) extend the fixed maturity of any Debt Securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;
(ii) amend, modify or waive the Company's covenant to use its commercially reasonable efforts to effect certain stock sales without a prior to simultaneous irrevocable elimination of the restriction contained in the Indenture of the Company's ability to pay deferred interest other than from the proceeds of certain stock sales; or (iii) reduce the aforesaid percentage of Debt Securities, the holders of which are required to consent to any such supplemental indenture. The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the Debt Securities of any series at the time outstanding affected thereby, on behalf of all of the holders of the Debt Securities of such series, to waive any past default in the performance of any of the covenants contained in the Indenture, or established pursuant to the Indenture with respect to such series, and its consequences, except a default in the payment of the principal of or premium, if any, or interest on any of the Debt Securities of such series. Any such consent or waiver by the registered holder of this Debt Security (unless revoked as provided in the Indenture) shall be conclusive and binding upon such holder and upon all future holders and owners of this Debt Security and of any Debt Security issued in exchange herefor or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Debt Security.

          No reference herein to the Indenture and no provision of this Debt Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Debt Security at the time and place and at the rate and in the money herein prescribed.

          So long as no Acceleration Event of Default has occurred and is continuing, the Company shall have the right at any time during the term of the Debt Securities, from time to time, to elect to defer payment of interest on the Debt Securities on any Interest Payment Date, provided that (i) no such deferral may extend beyond the maturity date of, or redemption date, for the Debt Securities and (ii) no Mandatory Deferral Trigger Event with respect to such Interest Payment Date has occurred prior to the issuance of the Company's notice of election ("Optional Deferral"). The Company may not elect Optional Deferral for an Interest Payment Date if the Optional Deferral Period ending on such Interest Payment Date, together with all consecutive Optional Deferral Periods and Mandatory Deferral Periods, or combination thereof, preceding such elected Optional Deferral Period, with respect to which any Deferred Interest remains outstanding, would exceed ten years. Interest on the Debt Securities will continue to accrue and compound during an Optional Deferral Period. Upon the termination of an Optional Deferral Period and upon the payment of all Deferred Interest, Registration Default Damages, Additional Interest and Gross-Up Payments then due, the Company may select a new period of Optional Deferral, subject to the foregoing requirements. No interest shall be due and payable during a period of Optional Deferral, except at the end thereof, but the Company may prepay at any time all or any portion of the interest accrued during an Optional Deferral Period. In the event that the Company provides a notice of election of Optional Deferral for an Interest Payment Date prior to the Trigger Determination Date for such Interest Payment Date, the notice of election of Optional Deferral will control and the deferral of interest on such Interest Payment Date will be considered an Optional Deferral for all purposes notwithstanding the subsequent occurrence of a Mandatory Deferral Trigger Event on the Trigger Determination Date with respect to such Interest Payment Date.

          Subject to the following sentence, the Company shall not pay interest on the Debt Securities on any Interest Payment Date in an amount in excess of the New Common Equity Amount if a Mandatory Deferral Trigger Event has occurred on the Trigger Determination Date with respect to such Interest Payment Date. Notwithstanding the occurrence of a Mandatory Deferral Trigger Event, the Company shall pay all interest due and payable on the Debt Securities (i) on the maturity or earlier redemption thereof, and (ii) on the first Interest Payment Date to occur following deferral of interest on the Debt Securities due to Mandatory Deferral, Optional Deferral, or any combination thereof, that has continued without payment in full of all deferred interest for consecutive semi-annual and/or quarterly interest accrual periods aggregating to in excess of ten years. Deferral of interest on the Debt Securities required under the terms of the Indenture is referred to as "Mandatory Deferral."

          The Company shall give notice of any election of an Optional Deferral not fewer than 15 nor more than 60 days prior to the Interest Payment Date for which interest on the Debt Securities will be deferred. If a Mandatory Deferral Trigger Event has occurred as of any Trigger Determination Date, the Company shall give notice thereof not less than 15 days prior to the related Interest Payment Date.

          The Company may not pay on any Interest Payment Date interest that has accrued during the semi-annual interest accrual period or quarterly interest accrual period, as applicable, immediately preceding such Interest Payment Date, unless the Company pays therewith all Deferred Interest at such time outstanding on the Debt Securities. The Company may not pay Deferred Interest on any Interest Payment Date in an amount that exceeds the New Common Equity Amount for such Interest Payment Date.

          Each Holder of a Debt Security, by such Holder's acceptance thereof, agrees that upon any payment or distribution of assets to creditors of the Company upon any liquidation, dissolution, winding up, reorganization, or in connection with any insolvency, receivership or proceeding under any Bankruptcy Law with respect to the Company, such Holder shall not have a claim for interest deferred due to Mandatory Deferral and unpaid (and Compounded Interest, Additional Interest and Gross-Up Payments thereon), to the extent that the aggregate amount thereof (including Compounded Interest, Additional Interest and Gross-Up Payments thereon) exceeds 25% of the original principal amount of the Debt Securities in respect of which such interest was deferred.

          As provided in the Indenture and subject to certain limitations therein set forth, this Debt Security is transferable by the registered holder hereof on the Security Register of the Company, upon surrender of this Debt Security for registration of transfer at the office or agency of the Trustee in New York, New York accompanied by a written instrument or instruments of transfer in form satisfactory to the Company or the Trustee duly executed by the registered holder hereof or his attorney duly authorized in writing, and thereupon one or more new Debt
Securities of authorized denominations and for the same aggregate principal amount and series will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.

          Prior to due presentment for registration of transfer of this Debt Security, the Company, the Trustee, any paying agent and any Security Registrar may deem and treat the registered holder hereof as the absolute owner hereof (whether or not this Debt Security shall be overdue and notwithstanding any notice of ownership or writing hereon made by anyone other than the Security Registrar) for the purpose of receiving payment of or on account of the principal hereof and premium, if any, and interest due hereon and for all other purposes, and neither the Company nor the Trustee nor any paying agent nor any Security Registrar shall be affected by any notice to the contrary.

                  No recourse shall be had for the payment of the principal of or the interest on this Debt Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, stockholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

                  The Debt Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. [This Global Security is exchangeable for Debt Securities in definitive form only under certain limited circumstances set forth in the Indenture. Debt Securities of this series so issued are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof.] As provided in the Indenture and subject to certain limitations therein set forth, Debt Securities of this series are exchangeable for a like aggregate principal amount of Debt Securities of this series of a different authorized denomination, as requested by the Holder surrendering the same.

          All terms used in this Debt Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

                                 ARTICLE VIII

                            ORIGINAL ISSUE OF NOTES

          Section 8.1 Original Issue of Debt Securities. Debt Securities in the aggregate principal amount of $450,100,000 may, upon execution of this Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Debt Securities to or upon the written order of the Company, signed by its President or any Vice President and its Treasurer or an Assistant Treasurer, without any further action by the Company.

                                   ARTICLE IX

          Section 9.1 Limitation on Claim for Certain Deferred Interest in Bankruptcy. Each holder of a Debt Security, by such holder's acceptance thereof, agrees that upon any payment or distribution of assets to creditors of the Company upon any liquidation, dissolution, winding up, reorganization, or in connection with any insolvency, receivership or proceeding under any Bankruptcy Law with respect to the Company, such Holder shall not have a claim for interest deferred due to Mandatory Deferral and unpaid (and Compounded Interest, Additional Interest and Gross-Up Payments thereon), to the extent that the aggregate amount thereof (including Compounded Interest, Additional Interest and Gross-Up Payments thereon) exceeds 25% of the original principal amount of such Debt Security in respect of which such interest was deferred. Amounts to which the Holders of the Debt Securities would have been entitled to receive hereunder, but for operation of this Section 9.1 are referred to as "Foregone Deferred Interest."

                                   ARTICLE X

               APPLICABILITY OF DEFEASANCE AND COVENANT DEFESANCE

          Section 10.1  Applicability of Defeasance and Covenant
Defeasance. The Debt Securities will be subject to defeasance and discharge pursuant to Sections 11.02 and 11.03 of the Indenture in accordance with the provisions of Article XI of the Indenture.

                                  ARTICLE XI

                                 MISCELLANEOUS

          Section 11.1 Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

          Section 11.2 Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

          Section 11.3 Governing Law. This Supplemental Indenture and each Debt Security shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

          Section 11.4 Separability. In case any one or more of the provisions contained in this Supplemental Indenture or in the Debt Securities shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture or of the Debt Securities, but this Supplemental Indenture and the Debt Securities shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

          Section 11.5 Counterparts. This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, on the date or dates indicated in the acknowledgements and as of the day and year first above written.

                                     THE STANLEY WORKS

                                     By:    /s/ Craig A. Douglas
                                           ---------------------------
                                     Name:  Craig A. Douglas
                                     Title: Vice President and Treasurer


                                     HSBC BANK USA, NATIONAL ASSOCIATION,
                                     Not in Its Individual Capacity
                                     But Solely as Trustee


                                     By:    /s/ Frank J. Godino
                                           ---------------------------
                                     Name:  Frank J. Godino
                                     Title: Vice President


                                            /s/ Gloria Alli
                                           ---------------------------
                                            Gloria Alli
                                            Assistant Vice President